Exhibit 19.1

NATIONAL PRESTO INDUSTRIES, INC.

POLICY STATEMENT

REGARDING INSIDER TRADING

(Updated May 2026)

SUMMARY

Federal laws and policies of National Presto Industries, Inc. (the “Company”) prohibit transactions in Company stock or other securities when a person is in possession of material non-public information related to the Company. This policy statement assists directors, officers and employees in complying with the federal securities laws (the “the Policy”).

Material information is any information that a reasonably prudent investor would consider to be important in making a decision to buy or sell a security. It certainly includes any information the public disclosure of which could be expected to affect the market price for the Company’s stock. Either positive or negative information may be material. A person possessing such information must wait at least one full business day following the announcement of material information before engaging in any trade of the Company’s securities, assuming at the time of the transaction the person does not have other material information that has not been made public.

This Policy also prohibits disclosure of material non-public information except on a need-to-know basis. Even if the person possessing such information is not engaging in any stock trading activity, the information may not be disclosed to others who have no need to know, including fellow employees, family members, friends and any others outside the Company. This information is owned by the Company and must be protected as such. Any questions from brokers, securities analysts or the media regarding the Company must be directed to the President, Treasurer or the Secretary.

This Policy applies to all officers, employees and members of the board of directors of the Company and its subsidiaries. The Company, through the Treasurer or the Secretary, may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information. This Policy also applies to family members and other members of the household of a person who is subject to this Policy, and entities that are controlled or influenced by a person who is subject to this Policy.

Family Members. This Policy applies to your family members, other members of a person’s household who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they engage in a transaction in Company securities (collectively referred to as “Family Members”).

Controlled Entities. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). Transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

This Policy provides additional procedures (set forth below) which apply to certain individuals, due to the nature of their positions, who are assumed to have access to inside information. They are referred to as “restricted personnel” and their ability to trade is more limited than others in that their opportunity to trade is limited to proscribed dates and advance notice of their plan to trade must be provided to the Secretary or Treasurer, who must provide confirmation.

The Need for a Policy Statement

The Company’s stock is publicly traded; therefore, the Company is required to take active steps to prevent violations of insider trading laws by Company personnel. The consequences of insider trading violations can be severe. For individuals who trade on inside information or tip information to others: a civil penalty, a criminal fine and a jail term. For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading: a civil penalty and a criminal penalty. In addition, any employee, director or consultant who violates the Company’s confidential information and securities trading policy faces discipline or even termination of employment, whether or not the employee’s failure to comply results in a violation of law.

POLICY STATEMENT

No director, officer or other employee of the Company (or any other person designated by this Policy or by the Company’s Treasurer or Secretary as subject to this Policy) who is aware of material non-public information relating to the Company may, directly or through Family Members or Controlled Entities, (i) engage in transactions in the securities of the Company, except as otherwise specified below; (ii) recommend the purchase or sale of the Company’s securities; or (iii) engage in any other action to take personal advantage of that information or pass that information on to others outside the Company, including family and friends.

Certain individuals, due to the nature of their positions, are assumed to have access to inside information. Referred to as “restricted personnel”, these individuals include: (a) members of the Board of Directors of National Presto Industries, Inc., (b) all Officers of National Presto Industries, Inc., (c) full time direct reports to the President, Treasurer and Secretary of National Presto Industries, Inc., (d) members of the Boards of subsidiary companies that have manufacturing operations and/or product sales (e) all Officers of subsidiary companies and divisions thereof that have manufacturing operations and/or product sales, (f) direct reports to the President and Treasurer of subsidiary companies that have manufacturing operations and/or product sales, (g) administrative assistants supporting the persons holding the Officer positions identified in (b) and (e) above, (h) the General Counsel, (i) direct reports to the General Counsel, (j) all accountants working at National Presto Industries, Inc., and subsidiary companies and divisions thereof that have manufacturing operations and/or product sales, and (k) any other position or person (including independent contractors) designated in writing by any individual holding any of the positions identified in (a)-(j) above. To avoid even the appearance of impropriety, restricted personnel may trade only when they possess no material nonpublic information, a trading window is open and even then, as described in more detail below, only after they have submitted a pre-trade clearance form to the Company Secretary or Treasurer in advance and have received confirmation.

In addition, no director, officer or other employee (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material non-public information about another company with which the Company does business (including a customer or supplier of the Company or its subsidiaries), may trade in that other company’s securities until the information becomes public or is no longer material and may pass that information on to others outside the Company, including family and friends.

Transactions that on the surface may be necessary for independent reasons (such as the need to sell Company stock for money in an emergency situation) are no exception. Securities laws do not recognize any mitigating circumstances.

Material Information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information the public disclosure of which could reasonably be expected to affect the price of the stock is deemed to be material. Either positive or negative information may be material. Some examples of information that would ordinarily be regarded as material include:

●	Unpublished financial results and financial forecasts;

●	Changes in financial information of the Company as a whole or one or more principal subsidiaries from that previously disclosed to the public;

●	Payment or omission of a dividend, increases or decreases in the dividend rate or changes in dividend policies;

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Pending or proposed mergers, acquisitions, takeovers or other Company transactions (including negotiations regarding such transactions), and any proposed or anticipated changes in the terms of any such transaction;

●	Significant increases or decreases in backlog orders or the award or cancellation of a major contract;

●	Gain or loss of a significant customer or supplier, or termination or reduction of a business relationship with a significant customer or supplier;

●	Pending or proposed joint ventures;

●	Significant changes in operations, such as interruption or curtailment of a major production facility;

●	Introduction of new products or the commencement of a new business;

●	Establishment, and the terms, of a program to repurchase the Company’s own securities;

●	Adverse change in liquidity, such as a sharply decreased inflow of collections from sales or the unavailability of needed credit;

●	Significant changes in management;

●	The purchase or sale of substantial assets or a significant change in the value of such assets;

●	Bank borrowings or other financing transactions out of the ordinary course;

●	Actual or threatened significant litigation or regulatory or governmental investigation of the Company, its management or employees (including decisions or settlements in those matters);

●	Major product recalls;

●	Restatements of historical financial statements;

●	Significant cybersecurity incidents; and

●	Any other significant activity which is not in the ordinary course of business, either because of the nature of the activity or the magnitude of the activity.

Disclosing Information To Others. Whether the information is proprietary information about the Company or one of its suppliers or customers, or information that could have an impact on the price of Company’s or its supplier’s or customer’s securities, Company personnel must not pass the information on to others. The above penalties apply whether or not the individual derives any benefit from another’s actions. In order to prevent unintentional disclosure, all inquiries and requests for information regarding the Company or the Company’s suppliers or customers (e.g., from the media, stockbrokers or securities analysts) must be referred to the President, Treasurer or the Secretary.

When Information Is Public. Information should not be considered public until it has been disclosed broadly to the marketplace (generally through an SEC filing or press release) and the investing public has had time to absorb the information fully. As a general rule, information should not be considered fully absorbed by the marketplace until one full business day has elapsed since the information was released.

Trading Window. Restricted personnel may only conduct transactions in the Company’s securities during the window period beginning one business day following the filing of a Form 10-K or 10-Q and ending on the last trading day of the calendar month during which the filing was made. However, even during such trading window, restricted personnel are prohibited from engaging in any transaction if they possess material non-public information. Similarly, the Company, through the Treasurer or Secretary, may impose special blackout periods during which certain persons will be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company, even though the trading window would otherwise be open. If a special blackout period is imposed, the Company will notify affected individuals, who should thereafter not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading.

Pre-Clearance. Prior to making any Presto stock transaction (401K transactions, stock option grants or exercises, acquisitions, dispositions, transfers, gifts, etc.), restricted personnel must notify the Secretary or Treasurer of the proposed transaction by submitting the Pre-Trade Notification Form, as updated from time to time by the Company, and await the Secretary’s or CFO’s confirmation.

Notwithstanding the foregoing, even if confirmation is received, restricted personnel are still prohibited from effectuating the transaction if they possess material non-public information or would violate any other provision of this policy or any applicable securities law or regulation. To the extent individuals are uncertain as to whether their knowledge would be deemed material non-public information, they are encouraged to consult with outside counsel. Failure to receive confirmation at all or on a timely basis shall not give rise to any claims against the Company or the Secretary or Treasurer.

Exceptions to this Policy

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

This Policy does not apply to purchases of Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to changes in elections under the 401(k) plan, including an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund.

A transfer or contribution of the Company’s securities to a voting trust or other entity that effects only a change in the form of beneficial ownership may be made at any time, subject to pre-approval by the Secretary or Treasurer.

As a limited exception to the prohibition against insider trading, this Policy permits restricted personnel to trade in Company securities regardless of their awareness of material inside information if the trade is made according to a pre-arranged trading plan that was entered into when the person was not in possession of material inside information. Company policy requires such trading plans to be written and to specify the amount of, date on and price at which the securities are to be traded, or to establish a formula for determining such items. Trading plans must be submitted in writing to the Secretary or Treasurer for approval before adoption or amendment.

Additional Prohibited Transactions

1.         Trading in Company securities on a short-term basis. Any Company stock purchased in the open market by restricted personnel must be held for a minimum of six months (Note that the SEC’s short-swing profit rule prevents certain individuals from selling Company stock within six months of purchase)

2.         Purchases on margin or short sales. Although Presto stock is marginable because it is listed on the New York Stock Exchange, restricted personnel are not permitted, under Company policy, to “margin” Presto stock, whether for the purchase of Presto stock or any other securities. Restricted personnel are also prohibited from “selling short” Presto stock (a “short sale” is a sale of shares which the seller does not own but expects to purchase in the future at a lower price).

3.         Buying or selling puts or calls on Presto securities. Restricted personnel are prohibited from buying and selling “puts” and “calls” on Presto securities.

4.         Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a holder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the holder may no longer have the same objectives as the Company’s other shareholders. Accordingly, hedging transactions are prohibited by this Policy.

Post-Termination Transactions

Restricted personnel in possession of material nonpublic information when their employment terminates, may not trade in Company securities until that information is public or is no longer material.

Company Assistance

Any person who has any questions about this Policy Statement or questions about specific transactions should contact the Secretary. The ultimate responsibility for adhering to the Policy Statement and complying with all applicable laws, rests with the individual. Thus, it is imperative to use good judgment.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with,

this Policy.

CERTIFICATION

I hereby certify that:

1. I have read and understand the Company’s Policy Statement Regarding Insider Trading (the “Policy”).

2. Since the date this Policy became effective or such shorter period of time that I have been an employee, director or agent of the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for so long as I am subject to the Policy.

Date:

Signature:

Print Name: